NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: July 22, 2008

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS ANNUAL EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2009. For the quarter ended June 30, 2008, Community Financial reported earnings of $965,000 or $0.22 per diluted share, compared to $1,029,000 or $0.23 per diluted share for the same period last year. The decrease in net income for the current quarter compared to the June 30, 2007 quarter was due primarily to an increase in noninterest expenses partially offset by an increase in the net interest income.

Total interest income decreased $578,000 during the June 30, 2008 quarter compared to the June 30, 2007 quarter as a result of the decrease in rates earned on these assets offset by an increase in the volume of interest earning assets. Total interest expense decreased by $765,000 for the 2008 period compared to the same period in 2007 as a result of the decrease in the interest rates paid on interest-bearing liabilities offset by the increase in the volume of interest-bearing liabilities. Our interest rate spread increased by 15 basis points to 3.30% for the quarter ended June 30, 2008 compared to 3.15% for the same period in 2007.

Non-interest income increased $11,000 to $840,000 for the quarter ended June 30, 2008 from $829,000 for the June 30, 2007 quarter. The increase in non-interest income for the current quarter compared to the June 30, 2007 period was due primarily to an increase in transaction usage fees on deposit accounts. Non-interest expenses increased $267,000 to $3.2 million for the June 30, 2008 quarter from $3.0 million for the June 30, 2007 quarter. The increase in non-interest expenses was due primarily to compensation related expenses.
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At June 30, 2008, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)
	June 30, 2008	March 31, 2008	Percent Increase (Decrease)

Total assets	$494,952	$491,246	0.8%
Loans receivable, net	449,030	437,174	2.7
Investment securities	12,210	12,503	(2.3)
Real estate owned and repossessed assets	730	593	23.1
Deposits	356,652	350,731	1.7
Borrowings	96,609	98,834	(2.3)
Stockholders’ equity	38,904	38,705	0.5

Selected Operations Data
(In thousands)	Three Months Ended		Percent Increase
	June 30, 2008	June 30, 2007	(Decrease)

Interest income	$7,480	$8,058	(7.2)%
Interest expense	3,473	4,238	(18.1)
Net interest income	4,007	3,820	4.9
Provision for loan losses	152	135	12.6
Net interest income after provision
for loan losses	3,855	3,685	4.6
Noninterest income	840	829	(1.3)
Noninterest expense	3,247	2,980	9.0
Income taxes	483	505	(4.4)
Net income	965	1,029	(6.2)

	At or for the Quarter Ended		Percent Increase
	June 30, 2008	June 30, 2007	(Decrease)

Return on average equity	9.86%	10.49%	(6.0)%
Return on average assets	0.80	0.87	(8.0)
Interest rate spread	3.30	3.15	4.8
Diluted earnings per share	0.22	0.23	(4.3)
Dividends paid on common shares	.065	.065	0
Non-performing assets to total assets	0.23	0.28	(17.9)
Allowance for loan losses to total loans	0.73	0.76	(3.6)
Allowance for loan losses to
nonperforming assets	289.4	237.4	21.9